Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cenntro Inc. (the “Company”) of our report dated April 1, 2025, relating to our audit of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with SEC on April 1, 2025.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ GGF CPA LTD

Guangzhou, the People's Republic of China
January 27, 2026